Exhibit 99.1


            The Bon-Ton Stores, Inc. Announces June Sales

    -Bon-Ton and Carson's Combined Comparable Store Sales decreased
                         8.0 % for the Month-

               -Company Discusses Fiscal 2007 Guidance-


    YORK, Pa.--(BUSINESS WIRE)--July 12, 2007--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced total sales for the five weeks ended July 7, 2007 decreased 8.1%, to $279.6 million, compared to $304.2 million for the prior year period. Bon-Ton and Carson's combined comparable store sales for the five weeks decreased 8.0%. Carson's comparable store sales decreased 1.7% and Bon-Ton comparable store sales decreased 18.1% compared to the prior year period.

    Year-to-date total sales increased 14.0% to $1,251.9 million compared to $1,098.3 million for the same period last year.
Year-to-date Bon-Ton comparable store sales decreased 7.5% and, for informational purposes only, year-to-date Carson's comparable store sales are flat to prior year period.

    Tony Buccina, Vice Chairman and President - Merchandising, commented, "June sales results were below expectations, primarily driven by a slowdown in traffic. Categories of merchandise which performed well included intimate apparel, children's, juniors, dresses and cosmetics. The weakest performing areas were home and furniture. Despite the sales shortfall, inventory levels are well-positioned for the remainder of the second quarter and we continue to provide our customers with fresh merchandise. We're on schedule to receive back-to-school and transitional fall merchandise, along with new Home assortments for our July semi-annual Home Sale."

    Mr. Buccina continued, "As a reminder, the integration of Bon-Ton and Carson's included the implementation of a common merchandise assortment across all stores, beginning with the liquidation of non-go-forward merchandise in Bon-Ton and Elder-Beerman stores in the latter part of May 2006. The liquidation sales had a positive impact on the Bon-Ton 2006 comparable store sales results from late May until early into the third quarter. We estimate the impact of the liquidation sales in June 2006 was approximately $10.7 million, constituting approximately 3.6% of the combined comparable store sales decrease in June 2007. Excluding the impact of the liquidation sales, the combined comparable store sales decreased approximately 4.4%."

    "Based on our lower than expected sales in June, preceded by lower than anticipated results in the first quarter of fiscal 2007, we will revise our guidance for fiscal 2007 earnings per diluted share when we report our second quarter financial results on August 23," stated Keith Plowman, Executive Vice President, Chief Financial Officer. "Assuming current trends continue into the third quarter, we believe fiscal 2007 earnings per diluted share will be below our initial guidance of $3.40 to $3.50 by approximately $0.20 to $0.30 and EBITDA will be $6.0 to $9.0 million below our initial guidance of $315 to $320 million."

    Mr. Plowman continued, "While we continue to see that the overall retailing environment is challenging, we have taken a long-term approach to our business and remain confident in our business strategies."

    The Bon-Ton Stores, Inc. operates 277 stores, which includes eight furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.


    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President
             Public & Investor Relations
             mkerr@bonton.com